Exhibit 24.0

                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
SiriCOMM, Inc.
Joplin, MO 64804

         We hereby consent to the incorporation by reference in this Registration Statement of SiriCOMM, Inc. (f/k/a Fountain Pharmaceuticals, Inc.) on Form S-8 of our report dated December 13, 2002, on the consolidated financial statements of SiriCOMM, Inc. (f/k/a Fountain Pharmaceuticals, Inc.) for the years ended September 30, 2002 and 2001, which are incorporated by reference into this Registration Statement, and to all references to our firm included in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Aidman, Piser & Company, P.A.

Aidman, Piser & Company, P.A.
Certified Public Accountants


Tampa, Florida
April 14, 2003